Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Constitution Capital Access Fund, LLC of our report dated May 29, 2025, relating to the financial statements and financial highlights which appears in Constitution Capital Access Fund, LLC’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent registered public accounting firm; legal counsel” and “Financial statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 27, 2025